Subsidiaries of Registrant             Jurisdiction of Incorporation

    Cymer B.V.                             Netherlands
    Cymer International, Ltd.              Barbados
    Cymer Japan, Inc.                      Japan
    Cymer Korea, Inc.                      Korea
    Cymer Services, Inc.                   Nevada
    Cymer Singapore Pte Ltd.               Singapore
    Cymer Southeast Asia, Ltd.             Taiwan